Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES RECORD FIRST QUARTER 2021 EARNINGS

Highlights:

Net Income:	$9.4 million, Q1 results also reflected a $500,000 loan loss provision
Revenue:	$22.8 million for Q1 2021
Total Assets:	$2.10 billion, increased 1.2% over December 31, 2020
Total Loans:	$1.55 billion, decreased 1.1% over December 31, 2020
Total Deposits:	$1.73 billion, increased 8.7% over December 31, 2020

WASHINGTON TOWNSHIP, NJ, April 22, 2021 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2021.
Highlights for the three months ended March 31, 2021:
•Net income available to common shareholders was $9.4 million, or $0.79 per basic common share and $0.78 per diluted common share for the three months ended March 31, 2021, an increase of $2.2 million, or 30.8%, compared to net income available to common shareholders of $7.2 million, or $0.61 per basic common share and $0.60 per diluted common share for the same quarter in 2020. The increase is primarily driven by an increase in net interest income, reduced loan loss provision, and higher non-interest income, partially offset by higher non-interest expense.

•Net interest income increased 10.6% to $16.8 million for the three months ended March 31, 2021, compared to $15.2 million for the same period in 2020.

The following is a recap of the significant items that impacted the first quarter of 2021:
Interest income decreased $1.0 million for the first quarter of 2021 compared to the same period in 2020, primarily due to the impact of lower interest rates on average deposits held in the Federal Reserve Bank (FRB). The Federal Reserve Board reduced interest rates in response to the COVID-19 pandemic.

Interest expense decreased $2.6 million for the first quarter of 2021 compared to the same period in 2020, primarily due to lower interest rates on deposits.

The provision for loan losses decreased $896,000 to $500,000 for the first quarter of 2021, compared to the same period in 2020. The decrease in the provision was primarily due to lower loan growth over the quarter in addition to the continued impact of the COVID-19 pandemic.

For the first quarter of 2021, non-interest income increased $1,249,000, compared to the same period of 2020, primarily attributable to an increase in service fees from deposit accounts related to our cannabis related businesses.

Non-interest expense increased $901,000 for the first quarter 2021, compared to the same period of 2020, primarily due to an increase in professional fees related to our BSA remediation efforts, and various other expense categories as a result of the growth of the Company.

Income tax expense increased $693,000 for the first quarter 2021 compared to the same period in 2020. The effective tax rate for first quarter was 25.4% compared to 25.7% for the same period in 2020.

March 31, 2021 discussion of financial condition
•Total assets increased to $2.10 billion at March 31, 2021, from $2.08 billion at December 31, 2020, an increase of $24.8 million, or 1.2%, primarily due to an increase in cash deposits with the Federal Reserve Bank.
•Cash and cash equivalents totaled $504.4 million at March 31, 2021, as compared to $458.6 million at December 31, 2020.
•The investment securities portfolio decreased to $19.1 million at March 31, 2021, from $21.1 million at December 31, 2019, a decrease of $2.0 million, or 9.5%, primarily due to pay downs of securities.
•Gross loans decreased to $1.55 billion at March 31, 2021, from $1.57 billion at December 31, 2020, a decrease of $17.7 million or 1.1%.
•Nonperforming loans at March 31, 2021 decreased to $7.2 million, representing 0.46% of total loans, a decrease of $1.6 million, from $8.7 million of nonperforming loans at December 31, 2020. OREO at March 31, 2021 was $124,000, a decrease of $15,000 compared to $139,000 at December 31, 2020, primarily due to the sales of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.35% and 0.43% of total assets at March 31, 2021 and December 31, 2020, respectively. Loans past due 30 to 89 days were $385,000 at March 31, 2021, an decrease of $2.4 million from December 31, 2020.
•The allowance for loan losses was $30.2 million at March 31, 2021, as compared to $29.7 million at December 31, 2020. The ratio of the allowance for loan losses to total loans was 1.95% and 1.90% at March 31, 2021 and at December 31, 2020, respectively. The ratio of allowance for loan losses to non-performing loans was 421.1% at March 31, 2021, compared to 340.2%, at December 31, 2020.
•Total deposits were $1.73 billion at March 31, 2021, up from $1.59 billion at December 31, 2020, an increase of $138.3 million or 8.7% compared to December 31, 2020. Deposit growth was primarily due to an increase in non-interest bearing demand, savings, and time deposits.

•Total borrowings were $144.2 million at March 31, 2021, a decrease of $123.0 million, compared to December 31, 2020, primarily due to the repayment of $90.0 million in advances from the Federal Reserve Bank for the SBA PPP Loans.
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•Total equity increased to $209.9 million at March 31, 2021, up from $202.6 million at December 31, 2020, an increase of $7.3 million, or 3.6%, primarily due to the retention of earnings.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:
“I’m glad to see 2020 come to an end and 2021 begin. 2020 was one of the most difficult years that this country and the world have faced in decades. A lot of lives were lost, and businesses destroyed. Unfortunately, the COVID-19 pandemic is still playing a major role in our lives and the economy. Unemployment remains high and many businesses continue to close. There are signs that things are starting to improve, with over 30% of the country having received the COVID-19 vaccine. Surprisingly, COVID-19 positive tests are increasing and if the numbers don’t decline, restrictions could be reinstated in some cities and states. It is a slow process with everyone needing to remain diligent.

Parke Bank had record earnings in the first quarter of 2021 with Net Income growing 31% over the first quarter of 2020, to $9.4 million. The increase in Net Income is attributable to many factors, including maintaining tight control of expenses, lower cost of funds, increased fee income and a lower loan loss provision. The lower loan loss provision was primarily due to our slow loan growth in the first quarter of 2021. Our deposits increased to $1.73 billion, however, interest expense decreased $2.6 million from the first quarter of 2020 due to lower interest rates on deposits. Contributing to the increase in deposits was the growth of our deposits from cannabis related businesses. A continued focus of our Company is our asset quality. Nonperforming loans at March 31, 2021 decreased $1.6 million to $7.2 million, to 0.46% of total loans. OREO decreased to $124,000 with one of the two remaining properties under agreement of sale and pending closing.

The future remains uncertain. There are positive signs in the economy with cities and states allowing businesses to open and increase capacity. The continued vaccination of the Country should help further the goal of getting back to normal, although “normal” may never be the same. We don't see strong loan growth in 2021, as it is difficult to underwrite available cash flow in many businesses and industries during this pandemic. We will continue working hard and staying focused to keep tight controls on our expenses, maintain strong reserves, and continue strengthening our capital position.”

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to ensure our Company and our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; due to a decline in our stock price or other factors, and our cyber security risks are increased as the result of an increase in the number of employees working remotely.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(Amounts in thousands)
Assets
Cash and cash equivalents	$504,357	$458,601
Investment securities	19,105	21,106
Loans held for sale	544	200
Loans, net of unearned income	1,547,739	1,565,807
Less: Allowance for loan losses	(30,210)	(29,698)
Net loans	1,517,529	1,536,109
Premises and equipment, net	6,597	6,698
Bank owned life insurance (BOLI)	27,142	27,002
Other assets	27,868	28,606
Total assets	$2,103,142	$2,078,322

Liabilities and Equity

Non-interest bearing deposits	$530,233	$428,860
Interest bearing deposits	1,200,533	1,163,583
FHLBNY borrowings	101,650	134,650
PPPLF advances from FRB	—	90,026
Subordinated debentures	42,589	42,542
Other liabilities	18,193	16,064
Total liabilities	1,893,198	1,875,725

Total shareholders’ equity	208,622	200,925
Noncontrolling interest in consolidated subsidiaries	1,322	1,672
Total equity	209,944	202,597

Total liabilities and equity	$2,103,142	$2,078,322

Table 2: Consolidated Income Statements (Unaudited)

	For three months ended March 31,
	2021	2020
	(Amounts in thousands, except share data)
Interest income:
Interest and fees on loans	$20,238	$20,328
Interest and dividends on investments	200	278
Interest on federal funds sold and deposits with banks	123	951
Total interest income	20,561	21,557
Interest expense:
Interest on deposits	2,827	5,451
Interest on borrowings	928	907
Total interest expense	3,755	6,358
Net interest income	16,806	15,199
Provision for loan credit losses	500	1,396
Net interest income after provision for loan losses	16,306	13,803
Non-interest income
Gain on sale of SBA loans	45	—
Other loan fees	265	241
Bank owned life insurance income	140	146
Service fees on deposit accounts	1,612	568
Net loss on sale and valuation adjustment of OREO	(21)	(132)
Other	196	165
Total non-interest income	2,237	988
Non-interest expense
Compensation and benefits	2,625	2,545
Professional services	853	355
Occupancy and equipment	544	480
Data processing	345	317
FDIC insurance and other assessments	261	141
OREO expense	15	111
Other operating expense	1,127	920
Total non-interest expense	5,770	4,869
Income before income tax expense	12,773	9,922
Income tax expense	3,247	2,554
Net income attributable to Company and noncontrolling interest	9,526	7,368
Less: Net income attributable to noncontrolling interest	(97)	(156)
Net income attributable to Company	9,429	7,212
Less: Preferred stock dividend	(7)	(8)
Net income available to common shareholders	$9,422	$7,204
Earnings per common share
Basic	$0.79	$0.61
Diluted	$0.78	$0.60
Weighted average common shares outstanding
Basic	11,872,246	11,848,964
Diluted	12,108,846	12,008,200

Table 3: Operating Ratios

	Three months ended
	March 31,
	2021	2020
Return on average assets	1.81%	1.62%
Return on average common equity	18.69%	15.92%
Interest rate spread	2.99%	2.99%
Net interest margin	3.26%	3.43%
Efficiency ratio	30.30%	30.08%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	March 31,	December 31,
	2021	2020
	(Amounts in thousands except ratio data)
Allowance for loan losses	$30,210	$29,698
Allowance for loan losses to total loans	1.95%	1.90%
Allowance for loan losses to non-accrual loans	421.10%	340.22%
Non-accrual loans	$7,174	$8,729
OREO	$124	$139